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BMTC - Bryn Mawr Bank Corp to Acquire Royal Bancshares of Pennsylvania Inc - M&A Call

EVENT DATE/TIME: JANUARY 31, 2017 / 4:00PM GMT

CORPORATE PARTICIPANTS

Mike Harrington *Bryn Mawr Bank Corporation - EVP & CFO*

Frank Leto *Bryn Mawr Bank Corporation - President & CEO*

CONFERENCE CALL PARTICIPANTS

Michael Perito *Keefe, Bruyette & Woods - Analyst*

Joe Gladue *Merion Capital Group - Analyst*

Matt Schultheis *Boenning & Scattergood - Analyst*

David Bishop *FIG Partners, LLC - Analyst*

PRESENTATION

Operator

Good morning, ladies and gentlemen. My name is Yoda and I'll be your conference call operator today. At this time I would like to welcome everyone to Bryn Mawr Bank Corporation's conference call regarding the entry into an agreement to acquire Royal Bancshares of Pennsylvania, Inc. (Operator Instructions). Thank you. It is now my pleasure to turn the floor over to your host, Mike Harrington, Chief Financial Officer. Sir, you may begin your conference.

Mike Harrington - *Bryn Mawr Bank Corporation - EVP & CFO*

Thank you, Zelda, and thanks, everyone, for joining us today. I hope you had a chance to review our most recent press release announcing Bryn Mawr Bank Corporation's entry into an agreement to acquire Royal Bancshares of Pennsylvania.

In addition to the press release we have posted a slide deck detailing the transaction on our website at bmtc.com. If you have not received our press release it is also available on our website or by calling 610-581-4925. Also on the call with us today is Frank Leto, President and CEO.

The archives of this conference will be available at the Bryn Mawr Bank Corporation website or by calling 877-504-8812 referring to conference number 10100880. A replay will be available approximately one hour after this call concludes and will be accessible until 9 a.m. Eastern Time on Tuesday, February 14, 2017.

Before we begin, please be advised that during the course of this conference call management may make forward-looking statements which are not historical facts. Please refer to the disclaimer labeled Forward-Looking Statements and Safe Harbor in our press release for more information regarding what constitutes forward-looking statement.

All forward-looking statements discussed during this call are based on management's current beliefs and assumptions and speak only as of the date and time they are made. The Corporation does not undertake to update forward-looking statements.

For a complete discussion of the assumptions, risks and uncertainties related to our business you are encouraged to review our filings with the Securities and Exchange Commission located on our website. I would now like to turn the call over to Frank.

Frank Leto - *Bryn Mawr Bank Corporation - President & CEO*

Thanks Mike, and I would like to thank you all for joining our conference call today. And I hope you had a chance to review the press release announcing our entry into the merger agreement with Royal Bancshares of Pennsylvania. We are very excited to make this announcement.

25 months have passed since our last bank acquisition. During that time, as we worked diligently at scaling our institution by improving its infrastructure through technological enhancements and management realignments, our team looked at numerous opportunities, some very briefly and others more extensively. As an institution that is well known to Bryn Mawr Trust, Royal Bank immediately distinguished itself as an opportunity that deserved a closer look.

Founded in 1963 and headquartered in Narberth, which is close to our Bryn Mawr Trust headquarters, Royal Bank has always been regarded as a fine institution with similar cultural and community values as those held by Bryn Mawr Trust and Royal will clearly enhance our franchise.

I would like to now briefly go over some highlights of the transaction followed by a more detailed discussion of the slides which, as Mike mentioned, can be found on our newly designed website.

The Board of Directors of the Corporation approved our entry into the merger agreement yesterday evening at a special meeting. The deal value, which will be paid 100% in stock except for cashed out options and warrants, totals $127.7 million and is expected to add over $600 million in loans and $630 million in deposits bringing total assets of Bryn Mawr Trust to approximately $4.3 billion.

Royal Bank's branch network includes 13 full-service branches located in Chester, Montgomery and Philadelphia counties in Pennsylvania and Camden County in New Jersey. The Philadelphia branches include a prime location in Center City, an area in which Bryn Mawr Trust has yet to establish a branch presence.

In addition, a loan production office opened in 2014 in Princeton, New Jersey will provide an entrance into this lucrative market and opens doors for us to offer other products such as Wealth Management and insurance services to consumers in this community.

The transaction is expected to be accretive to tangible book value as soon as it closes and is projected to be accretive to earnings, excluding non-reoccurring merger costs, by the end of the first full year of operations. The acquired operations are expected to achieve cost savings in the range of about 40% which would be fully realized by 2018.

Royal Bank experienced several difficult years since the financial crisis of 2008, but began to turn things around in 2014, spurred on by the appointment of Kevin Tylus as President and CEO. We are pleased to announce that Kevin will be staying on to join our senior management team as a managing director of new markets and assisting me in building out those markets that are new to Bryn Mawr Trust and in aiding in our organic expansion.

Our due diligence team spent a great deal of time and effort investigating the health of the organization with loan review covering approximately 50% of the commercial portfolio using Bryn Mawr Trust lenders as well as a third-party loan review firm. An income tax benefit of $25.3 million related to Royal's net operating loss carryforward, which has been deemed largely unusable by Royal Bank, is expected to be realized by Bryn Mawr Trust.

In summary, we believe that our patience and careful consideration of the countless opportunities that have been presented to us over the past two years have led us to a transaction that makes the most sense for our shareholders. Royal Bank is a solid well-run organization and we look forward to the successful completion of the transaction and a smooth transition and integration of our two institutions.

Pending Royal Bank shareholder approval and the customary regulatory sign offs we expect the acquisition and systems integration to be completed by the end of the third quarter of 2017. Now I would like to turn the call back over to Mike who will review the slides a little more in detail and then we will open up the floor to questions.

Mike Harrington - *Bryn Mawr Bank Corporation - EVP & CFO*

Thanks, Frank. For those of you that have the slide deck, it's posted on our website. And I'm not going to go through every single detail in the deck but make a couple comments about each slide.

If you will go to slide 3, the top portion of that Frank has pretty much covered – the reasons why to do the transaction and why we are so excited about this combination. On the transactional synergies front, we believe there are a lot of synergies related to from a potential earnings perspective. But as you will note down below, the last bullet under the Financially Attractive section, we have not included any of that in our thinking from a financial modeling perspective.

Another important thing to note on the Transactional Synergies is we are both on the same -- we both have the same vendor that provides our core processing. So we feel very confident about the integration process going smoothly on that front. And then on the financially attractive section, this generates, based on our current estimates, a mid-single-digit accretion beginning in 2018.

As Frank noted in his prepared comments, we will be able to realize the reversed evaluation allowance that's currently on the books at Royal and realize the benefits of that deferred tax asset on a go forward basis to the tune of $25 million approximately. The internal rate of return we are estimating is in the mid-teens, expect to get cost saves of 40% of current G&A expenses.

It is immediately accretable to tangible book value and the pro forma capital ratios are well in excess of Basel III guidelines. And as noted above in the transactional synergies, we have modeled this on a pro forma basis and looked at it from a CRE concentration perspective and we are comfortable where we land there after closing.

Moving on to slide 4, just to give some detail that's also in the press release, 100% stock consideration, exchange ratio for the Class A shares is 0.1025 and for the Class B shares is 0.1179. Based on our 20-day average closing price of $4.85 that would equate today to a price we are paying of $4.19 for a total value of approximately $128 million.

From a trading multiples perspective that price relative to the book tangible book value as of yearend would be 247%. But when you add the $25 million of DTA back into the balance sheet you get 166% of tangible book value per share. And from an earnings multiple standpoint we put forth a 25 times last 12 months. And what we have done there is normalized their earnings.

So there has been – over the year they have had some one-time gains related to security sales and some sales of real estate. We have stripped that out for modeling purposes even on a go forward basis as well. So we have normalized earnings, that gives you a feel for how we have gone about doing that.

Board composition and management, we will be adding one member of the Royal Bank Board to our Board, forming an advisory Board with certain Royal Bank members. And then as Frank noted, Kevin will be joining the organization.

Conducted a comprehensive due diligence process also partnering with a third-party that helped us with the analysis of the loan portfolio in particular. And we have our regular approvals we will need and expect to close in the third quarter.

Turning to slide 5, just a couple additional notes here. The pretax numbers are down in the fifth bullet point there; I think I have already mentioned the first four. The fifth bullet point there, what we are assuming is $19.3 million in merger-related costs and then another $3.8 million in CapEx that we will be spending as already noted the DTA. Estimated loan mark is approximately 3% and a core deposit intangible of 1% amortized over 10 years.

Turning to slide 6, this gives you a picture map of the combined entity and those branch locations. And you will note the added distribution primarily in Montgomery County really solidifies our position there and that is noted on the next slide.

And then some statistics on the right-hand side just to demonstrate one of the population trends in southeastern Pennsylvania in particular relative to the state of Pennsylvania. And the median household income also relative to the entire state of PA.

On slide 7, this is the combined entity. We look at this to ways. One is the branch ZIP Codes that we currently do business and this is all the ZIP Codes, including Delaware where we do business. And it solidifies our position, our solid position as a number two – or number seven place on

the deposit market share by branch ZIP Code basis. And then in Montgomery County moves us up into the number six slot there from a market share perspective based on deposits as of June 30 of 2016.

Slide 8 is just a quick overview of some highlights regarding the Royal franchise. So again, we're picking up locations in primarily Montgomery and Chester counties. As Frank noted in his prepared commentary, there is an LPO in Princeton, we are very excited about that. And then also picking up a location in Berks County as well in Shillington.

And then the Company has really done a lot of great work over the last couple years, put itself in a really solid position. And you can see that noted even in some of the statistics that are on the right-hand side of slide 8 where their NPA ratios have been decreasing and fell further as you look into Q4 of 2016.

Slide 9 is a timeline that we put together just to show the effort that has been put forth since at least 2012 to right the ship. And I won't go that into detail, but you can see a lot of terrific milestones have been achieved here during that time period.

And lastly on slide 10, just a snapshot of our due diligence process. We have been at due diligence since mid-November making use of a data room and so we have been kicking the tires since that time and I think we really looked at every aspect of their business and are very comfortable with where we are at, what we are paying and what we are acquiring and what the go forward strategy is for managing the Company.

So, with that there is a few more slides in here, but I won't get into those few slides. And the appendix gives you a little more detail around some of the commentary I made. And so with that I think we will open it up to questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions). Michael Perito, KBW.

Michael Perito - *Keefe, Bruyette & Woods - Analyst*

A few questions for me. Maybe the first one for Mike just on the DTA, about $25 million. Can you guys -- I am sure you have, but have you done any of the sensitivities kind of surrounding how the accretion and [TBB] accretion as well and kind of the overall profitability of the deal could be impacted on the potential point of getting tax code reform?

Mike Harrington - *Bryn Mawr Bank Corporation - EVP & CFO*

Yes. Sure we have sensitized that. As tax rate decrease, as they are expected to I think at this point in time, the DTA would come down of course, there would be less value there. But the earn back on that is very, very quick. So what we forgo in terms of tangible book value accretion we get back. And depending on where the rate goes, we get that back very rapidly and then we are in the money after that. So it is a net positive for sure if the tax rates decrease.

Michael Perito - *Keefe, Bruyette & Woods - Analyst*

All right. So I guess is it fair to say that while the EPS accretion and TBB accretion could be lower if the tax rate moves down that the metrics are still within what you guys deem to be acceptable for an M&A transaction?

Mike Harrington - *Bryn Mawr Bank Corporation - EVP & CFO*

Yes, absolutely.

Michael Perito - *Keefe, Bruyette & Woods - Analyst*

Okay. Maybe switching it over, it looks like Royal has been seeing some decent loan growth over the last couple years kind of behind all the other stuff they have been doing. I was curious if -- just looking at their mix it looks like the construction portfolio is a decent piece.

Anything I guess – as you guys kind of look at their portfolio and where they have had success and where you guys have had success? And any comments you can make on maybe some stuff they are doing that you want to build on or stuff they are doing you want to slow down? And then maybe just a more overall kind of comment on how you think it is going to impact the combined Company organic growth rate.

Frank Leto - *Bryn Mawr Bank Corporation - President & CEO*

Well, I think one of the things, Mike, that has been attractive about Royal is the fact that our cultures are very similar and our approach to the credit is pretty similar. So when we did our deep dive into the credit I mean I think I mentioned in my remarks that we looked at 50% of their overall portfolio, we actually dug into about 83% of their construction portfolio.

We are very comfortable with where they are right now. So I don't see there being big differences one way or the other, whether they are going to slow down or speed up in any particular area. I think we are comfortable where they have gotten to at this point.

Michael Perito - *Keefe, Bruyette & Woods - Analyst*

And just I guess on the overall kind of growth outlook, I mean is there anything that would materially change I guess from when we spoke last week at earnings? Or do you think it is just kind of supportive of what we have discussed in the past for legacy Bryn Mawr Trust?

Frank Leto - *Bryn Mawr Bank Corporation - President & CEO*

I think it is additive. It's supportive – certainly supportive to what we are doing currently.

Michael Perito - *Keefe, Bruyette & Woods - Analyst*

Okay. A couple more just on the newer markets. I mean looking at the map it looks like there is probably a couple opportunities to close some branches in kind of South Montgomery and in some of the more legacy suburb areas. But you guys both mentioned the Princeton and some of the New Jersey stuff which is new.

I mean, is that – should we expect for you guys to move towards having a more full-service office in Princeton and some of the other newer areas versus LPOs? And I guess has any of that been kind of taken into consideration when thinking about the accretion and the cost saves?

Frank Leto - *Bryn Mawr Bank Corporation - President & CEO*

Well, I don't think we -- we didn't factor any of that into the accretion or to the cost saves, so let's just start with that. I mean, I think New Jersey has always been something that we have looked at and explored. You know the area so it is contiguous to the Philadelphia markets, really just a suburb of Philadelphia.

So it hasn't been that we haven't been in those markets; we have been in them before. I think Princeton is obviously an area we have always looked at, it has got a great opportunity there for the wealth business, the insurance business. So we will certainly build out that loan production office. I think it is probably too early to say whether we are going to look at full branching opportunities there or not.

But I do look at it very similarly to what we have done out in Hershey as a good example. We have got the wealth business, we created that loan production office and we have been able to build it out there.

Michael Perito - *Keefe, Bruyette & Woods - Analyst*

So there is no -- I guess there is no -- you guys can kind of push to sell and grow all those types of offerings that you guys have in that LPO. I mean having the full-service branch, it doesn't necessarily limit you guys in any way?

Frank Leto - *Bryn Mawr Bank Corporation - President & CEO*

Not at all, not at all. And that is exactly the way we got it started in -- like I say in Hershey.

Michael Perito - *Keefe, Bruyette & Woods - Analyst*

Right, in Hershey. Okay and then just one more quick technical question for me, maybe for Mike on the deal. Just does each class of shareholder get – just vote separately? And I guess is there kind of – if that is the case, I mean kind of a unique structure. Is there any concerns about receiving the shareholder vote on the other side with the two different tranches of equal shares?

Mike Harrington - *Bryn Mawr Bank Corporation - EVP & CFO*

Well, the second part of that question we are not – they approved the deal and we feel pretty confident we are going to feel good about getting the shares and the votes we need to get the deal approved. And they all vote together. So people that have voting rights vote together, the Class B shares is a little higher percentage. The impact of that, so they have 1.15 votes for every one vote of the Class A shares.

Michael Perito - *Keefe, Bruyette & Woods - Analyst*

Okay, perfect. Thanks, guys, congrats.

Operator

Joe Gladue, Merion Capital Group.

Joe Gladue - *Merion Capital Group - Analyst*

Congratulations. Let me I guess just first follow up a little bit on the branch question. I guess Royal's branch network is a little more widely dispersed than you have had in some of the branches like in Reading and New Jersey are I guess a little bit isolated. Do you see a need to do some fill in around there or are you comfortable with I guess the concentration of the branch network?

Frank Leto - *Bryn Mawr Bank Corporation - President & CEO*

As of right now, yes, I think we are comfortable. I mean obviously we always like to fill in gaps where we can; it just makes logical sense, it fits with our model on how we branch and how we staff. But for the time being, I mean I think we are going to follow along what has been successful for them and just we will assess it as we go forward.

Joe Gladue - *Merion Capital Group - Analyst*

Okay. And I guess with the – I guess the key people at Royal both on the lending side and on the deposit side – are you comfortable that you can retain them? And are there opportunities to maybe add additional teams now in the new markets you are in?

Frank Leto - *Bryn Mawr Bank Corporation - President & CEO*

Well, I think, yes to all the questions. I mean I think this gives their team a much larger franchise to leverage as we go forward. And I think it does give us an opportunity to add in certain areas. So I mean, yes, we are looking forward to getting to know all the people here at Royal.

Joe Gladue - *Merion Capital Group - Analyst*

All right, and I guess finally I will ask on the deposit side (technical difficulty) Royal doesn't have quite as much in the way of [demand] deposits and no cost checking as you guys have had. Do you think over time you will be able to I guess increase those proportions of low and no cost deposit accounts up to the Bryn Mawr proportions?

Frank Leto - *Bryn Mawr Bank Corporation - President & CEO*

Yes, I do. I think – first of all, I don't know that we are going to -- we don't need to really change our strategy at all. But I think if you look at Royal's markets, they are in solid retail markets, which will certainly help to growth deposits. And I think we will be able to use our strategy in their markets and be able to continue to grow deposits the same way.

Joe Gladue - *Merion Capital Group - Analyst*

All right, that is all I had, thank you.

Operator

Matt Schultheis, Boenning.

Matt Schultheis - *Boenning & Scattergood - Analyst*

A couple of quick questions, a little housekeeping. With regard to the DTA, does that come on line through the merger through a balance sheet adjustment? Or does that actually flow through your income statement after the deal closes?

Mike Harrington - *Bryn Mawr Bank Corporation - EVP & CFO*

No, through the merger, it is a balance sheet item. Yes, none of that -- then it won't flow through the P&L after that, it will just be -- sort of think of it as a cash equivalent. So when we go to pay our tax bill we will cut a check for whatever we owe less what we are allowed to utilize on a per year basis.

Matt Schultheis - *Boenning & Scattergood - Analyst*

Right. So effectively you will be sort of accreting regulatory capital at a slightly different pace than your GAAP EPS imply, earnings imply.

Mike Harrington - *Bryn Mawr Bank Corporation - EVP & CFO*

Yes. Right, exactly because of the deduction for the DTA.

Matt Schultheis - *Boenning & Scattergood - Analyst*

Right. Okay and then I noticed that Kevin Tylus is staying on as the managing director of new markets. And I was wondering if you could sort of elaborate what that role entails?

Frank Leto - *Bryn Mawr Bank Corporation - President & CEO*

Well, I think first of all it is new markets for Bryn Mawr right now is what we are talking about. And Kevin is from that Princeton area market and we are hoping to continue to build out in that Central New Jersey up to the North New Jersey area and I think Kevin is going to be the leader for that. He has got a lot of contacts; that is where he started his career and we are just hoping to be able to capitalize on those.

And then as we look at our organic expansion I think Kevin is a great asset to be able to help continue to grow this organic – our organic franchise. And I think you can see that in some of what they have done in the Camden County area. And so we're just seeing what they have done up in Berks County. And I think we will just hopefully be able to continue to capitalize on that as Bryn Mawr grows.

Matt Schultheis - *Boenning & Scattergood - Analyst*

Okay. And then looking forward, obviously it is accretive to earnings, it is good for your capital ratios, it is not wildly dilutive or anything there at all. And so, when we look at to the next deal does this sort of pivot, if you will, towards New Jersey signal that some of your interest in maybe some of the institutions out in the Hershey, Harrisburg area -- less interesting use now or just as interesting as before?

Frank Leto - *Bryn Mawr Bank Corporation - President & CEO*

I think anything that is strategic and makes sense and sort of fits our internal model we will consider. And I think we have been pretty agnostic as to the type of deal and as to the geography, I think it has just got to make sense for us.

And I think this was a great example of it being strategic and certainly – from a financial perspective it certainly fits all of our criteria. But I think we will just continue to look for ones that make sense. And it took us 25 months to land with Royal and who knows in the future and we just have to find the right partner.

Matt Schultheis - *Boenning & Scattergood - Analyst*

Okay, thank you very much.

Operator

David Bishop, FIG Partners.

David Bishop - *FIG Partners, LLC - Analyst*

Some of my questions have been answered, but as I sort of calculate it on a pro forma basis, commercial real estate concentration, it looks like you guys were pretty similar if I calculated right -- I think in the right way that the overall CRE concentration ratio doesn't change too much pre- and post-merger.

Mike Harrington - *Bryn Mawr Bank Corporation - EVP & CFO*

That is correct. It goes up a little bit.

David Bishop - *FIG Partners, LLC - Analyst*

And obviously comfortable with the pro forma combined ratio, the stance there on a pro forma basis?

Mike Harrington - *Bryn Mawr Bank Corporation - EVP & CFO*

Yes, we are, David.

David Bishop - *FIG Partners, LLC - Analyst*

And then, Mike, the merger-related CapEx, the $3.8 million, maybe walk me through what that relates to.

Mike Harrington - *Bryn Mawr Bank Corporation - EVP & CFO*

I mean it is a lot of remodeling, some of it is -- might be remodeling, signage, --

Frank Leto - *Bryn Mawr Bank Corporation - President & CEO*

Signs.

Mike Harrington - *Bryn Mawr Bank Corporation - EVP & CFO*

-- some new equipment that we want to upgrade in the branches to get in line with the equipment we have deployed. So, it is things of that nature.

David Bishop - *FIG Partners, LLC - Analyst*

Got it. Okay, thank you very much, most of my questions have been answered, but appreciate you taking the questions.

Mike Harrington - *Bryn Mawr Bank Corporation - EVP & CFO*

I wanted to, before we wrap up, just go back to a question that Mike Perito asked related to the share voting. So the Class A shares have one vote per share, the Class B shares have 10 votes per share of Class B stock. So just to clarify that.

Frank Leto - *Bryn Mawr Bank Corporation - President & CEO*

Okay, well there don't appear to be any other questions. So I would just like to thank everybody for joining the call today. I want to give my compliments to Kevin and the whole Royal team for their effort and for the great franchise they put together and we are looking forward to our future partnership. Thank you.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.
